Exhibit 3.37

Control No: K216166 Date Filed: 01/27/2010 01:27 PM
Wesley B. Tallor Deputy Secretary of State

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

PARALLAX, INC.

Parallax, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), does hereby certify as follows:

FIRST: That the name of the Corporation shall be changed from Parallax, Inc. to EnergySolutions Performance Strategies Inc.,

SECOND: That the date on which the Articles of Incorporation of the Corporation were filed on August 14, 1992.

THIRD: The sole Shareholder of the Corporation, acting in accordance with the provisions of Section 14-2-1006 of the Code of Georgia, on December 29, 2009, adopted resolutions authorizing the amendment of the Articles of Incorporation as follows:

Article 1, of the Articles of Incorporation shall be stricken in its entirety and inserting in lieu thereof the following:

The name of the corporation is EnergySolutions Performance Strategies Inc.

FOURTH: That in compliance with O.C.G.A. § 14-2-1006.1(b) the Corporation shall deliver to the publisher of a newspaper which is of general circulation, the Notice of Change of Corporate Name no later than the next business day following the delivery of the Articles of Amendment to the Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by Jeanna M. Baker, Assistant Secretary of the Corporation, on this 4th day of January, 2009

/s/ Jeanna M. Baker
Jeanna M. Baker
Assistant Secretary

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

PARALLAX, INC.

PARALLAX, INC., a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), does hereby certify as follows:

FIRST: That the name of the Corporation is: Parallax, Inc.

SECOND: That the date on which the Articles of Incorporation of the Corporation (the “Charter”) were filed was August 14, 1992.

THIRD: The Board of Directors and the Shareholders of the Corporation, acting in accordance with the provisions of Section 14-2-1003 of the Code of Georgia, on March 28, 2003. adopted resolutions authorizing the amendment of the Charter as follows:

The Charter is amended by striking the first paragraph of Article II and inserting in lieu thereof the following:

A. The Corporation is authorized to issue one class of stock to be designated “Common Stock”. The total number of shares which the Corporation is authorized to issue is two million (2,000,000) shares, having a par value of one cent ($0.01) per share.

B. Upon the filing of this Amendment to Articles of Incorporation each outstanding share of Common Stock of the Corporation shall be automatically converted and reconstituted as 850 shares of Common Stock of the Corporation.

C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the shares of the Corporation (voting together on an-as-if-converted basis).

*****

IN WITNESS WHEREOF, this corporation has caused this Amendment to signed by Margie S. Lewis. its President, this 9th day of April. 2003.

Parallax, Inc.

By:	/s/ Margie S. Lewis

Margie S. Lewis
President

ARTICLES OF INCORPORATION

of

PARALLAX, INC.

ARTICLE I

The name of the corporation is “Parallax, Inc.”

ARTICLE II

The number of shares the Corporation is authorized to issue is not more than 10,000 shares of common stock, having a par value of $.01 per share. The Corporation shall have authority to issue not more than 10,000 shares of preferred stock. The Board of Directors shall have the authority to divide any or all shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established, in accordance with Section 14-2-81 of the Georgia Business Corporation Code.

ARTICLE III

The street address of the initial registered office of the Corporation is: 102 Smokerise Trace, Peachtree City, Fayette County, Georgia 30269. The initial registered agent of the Corporation at such address shall be Dolan Faulkner.

ARTICLE IV

The name and address of the incorporator is as follows:

Oliver Lee
Troutman Sanders
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308

ARTICLE V

The mailing address of the initial principal office of the Corporation is: 102 Smokerise Trace, Peachtree City, Fayette County, Georgia 30269.

ARTICLE VI

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

ARTICLE VII

The Corporation shall have perpetual duration.

ARTICLE VIII

The Corporation is a corporation for profit and is organized for the following general purposes: To engage in any lawful for profit business including, but not limited to, the design, implementation and inspection of nuclear facilities, consulting, advising, monitoring and evaluating the same; and to carry on any lawful business or activity relating thereto; and to engage in any other lawful act or activity for which corporation may be organized under the Georgia Business Corporation Code.

ARTICLE IX

In addition to, but not in limitation of, the general powers conferred by law, the Corporation shall have the power to make distributions to its shareholders out of its capital surplus, to purchase its own shares out of its reserves and restricted capital surplus available therefor.

ARTICLE X

The holders of shares of the Corporation’s stock shall have preemptive rights to acquire any unissued shares of its capital stock.

ARTICLE XI

The Corporation shall not commence business until it shall have received $500.00 in payment for the issuance of shares of its stock.

ARTICLE XII

The initial Board of Directors shall consist of three members, who shall be and whose addresses are set forth below:

Dolan Falconer

102 Smokerise Trace

Peachtree City, Georgia 30269

Oliver Lee

Troutman Sanders

600 Peachtree Street, Suite 5200

Atlanta, Georgia 30308

ARTICLE XIII

In addition to, but not in limitation of, any other provisions of the Georgia Business Corporation Code and the Bylaws of the Corporation, any action required by the Georgia Business Corporation Code to be taken at a meeting of the shareholders of the Corporation or any action which may be taken at a meeting of the shareholders of the Corporation may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted; provided; however, that action by less than unanimous written consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting, and provided further that such no such consent shall be effective unless the requirements of Georgia Code Section 14-2-112(d) have been met.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the 12th day of June, 1992.

/s/ Oliver Lee
Oliver Lee, Incorporator